Exhibit 4.3

AMENDMENT NO. 1 TO
KONGZHONG CORPORATION 2006 EQUITY INCENTIVE PLAN

Pursuant to Section 3.1 of the KongZhong Corporation 2006 Equity Incentive Plan (the “Plan”), effective as of December 18, 2008, the first sentence of

Section 1.6(a) of the Plan is hereby amended to read as follows:

“The total number of Shares that may be transferred pursuant to Awards granted under the Plan shall not exceed 180,000,000 Shares.”

Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.